Exhibit 99.8

July 31, 2024

Founder Group Limited

No. 17, Jalan Astana 1B,

Bandar Bukit Raja, 41050 Klang,

Selangor Darul Ehsan, Malaysia.

Re: Consent of VCI Global Limited

Ladies and Gentlemen,

We understand that Founder Group Limited (the “Company”) intends to file a registration statement (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our market research and amendments thereto, deriving from publicly available sources, as well as the citation of the foregoing, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, but not limited to, filings and/or submissions on Form 20-F, Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) in any future offering documents, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO, (vi) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, and (vii) in other publicity and marketing materials in connection with the Proposed IPO.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC filings. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

For and on behalf of

VCI Global Limited

/s/ Victor Hoo
Name: Victor Hoo
Title: CEO